                                                Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 1 Dated July 1, 1999          Registration No. 333-76259
(To Prospectus Supplement dated May 14, 1999
and Prospectus dated May 7, 1999)

                           DORAL FINANCIAL CORPORATION

                           MEDIUM-TERM NOTES, SERIES A
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Ranking
   [ X ]Senior Medium-Term Note
   [   ]  Subordinated Medium-Term Note
Principal Amount: $200,000,000
Issue Date: July 8, 1999
Maturity Date: July 8, 2004
Issue Price (as percentage of principal amount): 100%
Agent's Discount or Commission: .5%
Proceeds to Doral Financial Corporation: $199,000,000
          As a percentage of principal amount: 99.5%
Interest Rate: 8.5%
Method of Calculation:      X    30/360
                         --------
                                 Actual/360
                         --------
                                 Actual/Actual
                         --------

Regular Record Dates: December 24 and June 23
CUSIP Number: 25811QAA-6

Interest Payment Dates:             At maturity or upon earlier redemption or repayment only
                         --------
                            X       January 8 and July 8, commencing January 8, 2000
                         --------

Redemption:                 X       The Medium-Term Notes cannot be redeemed at the option of Doral Financial
                                    Corporation prior to maturity.
                         --------
                                    The Medium-Term Notes can be redeemed at the
                                    option of Doral Financial Corporation prior to
                                    maturity.
                         --------

                                             Initial Redemption Date:
                                             Initial Redemption Percentage:
                                             Annual Redemption Percentage Reduction:

Repayment:                   X      The Medium-Term Notes cannot be repaid prior to maturity at the option of the holder of the Medium-Term Notes.
                         --------

                                    The Medium-Term Notes can be repaid prior to
                                    maturity at the option of the holder of the
                                    Medium-Term Notes.
                         --------

                                             Holder's Optional Repayment Date(s):


Original Issue Discount Note:              Yes        X       No
                                  --------         --------
Selling Concession: .3%
Reallowance: .25%

Underwriting:
Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. (the "Underwriters") are acting as principals in this transaction.

Subject to the terms and conditions set forth in a terms agreement dated July 1, 1999 (the "Terms Agreement"), among Doral Financial Corporation ("Doral Financial") and the Underwriters, incorporating the terms of the Distribution Agreement dated May 14, 1999 among Doral Financial and the Underwriters, Doral Financial has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the principal amount of the Senior Medium-Term Notes, Series A set forth below opposite their names.

                                                                       Principal Amount of Notes Purchased
                                                                       -----------------------------------
                      Merrill Lynch, Pierce, Fenner & Smith
                                  Incorporated..................................  $130,000,000
                      Bear, Stearns & Co. Inc...................................    70,000,000
                                                                                  ------------
                                  Total.........................................  $200,000,000


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Under the terms and conditions of the Terms Agreement, the Underwriters are committed to take and pay for all of the Medium-Term Notes, if any are taken.

The Underwriters have advised Doral Financial that they propose to initially offer the Medium-Term Notes, in part, to the public at the Issue Price set forth above and in part to certain securities dealers at such price less a concession of .3% of the principal amount of the Medium-Term Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Medium-Term Notes to certain brokers and dealers. After the initial public offering, the public offering price and other terms may be changed from time to time.





       Terms are not completed for certain items above because such items are not applicable.